Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

YZAPP INTERNATIONAL INC.,

NEW ZEALAND WAYNE'S NEW RESOURCES DEVELOPMENT CO., LTD.,

HEILONGJIANG SHUAIYI NEW ENERGY DEVELOPMENT CO., LTD.,

DAQING SHUAIYI BIOTECH CO., LTD.,

HARBIN SHUAIYI GREEN & SPECIALTY FOOD TRADING LLC

and

THE SHAREHOLDER OF

NEW ZEALAND WAYNE'S NEW RESOURCES DEVELOPMENT CO., LTD.

NAMED HEREIN

Dated as of December 23, 2008

TABLE OF CONTENTS

ARTICLE I EXCHANGE OF SHARES		1
1.1.	Exchange by the Shareholder	1
1.2.	Closing	1
ARTICLE II REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER		2
2.1.	Good Title	2
2.2.	Pre-emptive Rights	2
2.3.	Organization	2
2.4.	Power and Authority	2
2.5.	No Conflicts	2
2.6.	Litigation	2
2.7.	No Finder's Fee	2
2.8.	Purchase Entirely for Own Account	2
2.9.	Available Information	3
2.10.	Non-Registration	3
2.11.	Restricted Securities	3
2.12.	Accredited Investor	3
2.13.	Regulation S	3
2.14.	Legends	4
2.15.	Opinion	4
2.16.	Consent	4
2.17.	Disclosure	4
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE NEW RESOURCES COMPANIES		5
3.1.	Organization, Standing and Power	5
3.2.	New Resources Subsidiaries; Equity Interests	5
3.4.	Authority; Execution and Delivery; Enforceability	6
3.5.	No Conflicts; Consents	6
3.6.	Taxes	7
3.7.	Benefit Plans	7
3.8.	Litigation	8
3.9.	Compliance with Applicable Laws	8
3.10.	Brokers; Schedule of Fees and Expenses	9
3.11.	Contracts	9
3.12.	Title to Properties	9
3.13.	Intellectual Property	9
3.14.	Labor Matters	9
3.15.	Financial Statements	9
3.16.	Insurance	10
3.17.	Transactions with Affiliates and Employees	10
3.18.	Internal Accounting Controls	10
3.19.	Governmental Inquiries	10
3.20.	Solvency	11
3.21.	Application of Takeover Protections	11
3.22.	No Additional Agreements	11
3.23.	Investment Company	11
3.24.	Disclosure	11
3.25.	Information Supplied	12
3.26.	Absence of Certain Changes or Events	12
3.27.	No Undisclosed Events, Liabilities, Developments or Circumstances	13
3.28.	Foreign Corrupt Practices	13
3.29.	Environmental and Safety Matters	13
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF YZAPP		14
4.1.	Organization, Standing and Power	14
4.2.	Subsidiaries; Equity Interests	14
4.3.	Capital Structure	14
4.4.	Authority; Execution and Delivery; Enforceability	15
4.5.	No Conflicts; Consents	15
4.6.	SEC Documents; Undisclosed Liabilities	16
4.7.	Information Supplied	16

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TABLE OF CONTENTS

4.8.	Absence of Certain Changes or Events	16
4.9.	Taxes	17
4.10.	Absence of Changes in Benefit Plans	18
4.11.	ERISA Compliance; Excess Parachute Payments	18
4.12.	Litigation	18
4.13.	Compliance with Applicable Laws	18
4.14.	Contracts	19
4.15.	Title to Properties	19
4.16.	Intellectual Property	19
4.17.	Labor Matters	19
4.18.	Market Makers	19
4.19.	Transactions With Affiliates and Employees	19
4.20.	Internal Accounting Controls	20
4.21.	Solvency	20
4.22.	Application of Takeover Protections	20
4.23.	No Additional Agreements	20
4.24.	Investment Company	20
4.25.	Disclosure	20
4.26.	Certain Registration Matters	21
4.27.	Listing and Maintenance Requirements	21
4.28.	No Undisclosed Events, Liabilities, Developments or Circumstances	21
4.29.	Foreign Corrupt Practices	21
ARTICLE V DELIVERIES		22
5.1.	Deliveries of the Shareholder	22
5.2.	Deliveries of YzApp	22
5.3.	Deliveries of the New Resources Companies	23
ARTICLE VI CONDITIONS TO CLOSING		23
6.1.	YzApp Conditions Precedent	23
6.2.	Shareholder and New Resources Conditions Precedent	25
ARTICLE VII COVENANTS		26
7.1.	Preparation of the 14f-1 Notice; Blue Sky Laws	26
7.2.	Public Announcements	26
7.3.	Fees and Expenses	26
7.4.	Continued Efforts	26
7.5.	Exclusivity	26
7.6.	Filing of 8-K and Press Release	27
7.7.	Furnishing of Information	27
7.8.	Access	27
7.9.	Preservation of Business	27
ARTICLE VIII MISCELLANEOUS		27
8.1.	Notices	27
8.2.	Amendments; Waivers; No Additional Consideration	28
8.3.	Replacement of Securities	28
8.4.	Remedies	29
8.5.	Limitation of Liability	29
8.6.	Interpretation	29
8.7.	Severability	29
8.8.	Counterparts; Facsimile Execution	29
8.9.	Entire Agreement; Third Party Beneficiaries	29
8.10.	Governing Law	30
8.11.	Survival	30
8.12.	Assignment	30

Annex A     New Resources Shareholder
Annex B     Definitions
Annex C     Accredited Investor Representations
Annex D     Non U.S. Persons Representations

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SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of December 23, 2008, is by and among YzApp International Inc., a Nevada corporation (“YzApp”), New Zealand WAYNE's New Resources Development Co., Ltd., a British Virgin Islands company (“New Resources”), Heilongjiang Shuaiyi New Energy Development Co., Ltd., a PRC wholly foreign-owned enterprise (“WFOE”), Daqing Shuaiyi Biotech Co., Ltd., a PRC company (“Daqing Shuaiyi”), Harbin Shuaiyi Green & Specialty Food Trading LLC, a PRC company (“Harbin Shuaiyi” and together with New Resources, WFOE and Daqing Shuaiyi, the “New Resources Companies”), and the shareholder of New Resources identified on Annex A hereto (the “Shareholder”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”  Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex B hereto.

BACKGROUND

New Resources has 50,000 ordinary shares (the “New Resources Stock”) outstanding, all of which are held by the Shareholder.  The Shareholder has agreed to transfer all of its shares of New Resources Stock in exchange for a number of newly issued shares of the Series A Voting Convertible Preferred Stock, par value $0.001 per share, of YzApp (the “YzApp Stock”) that will constitute approximately 94% of the issued and outstanding capital stock of YzApp on a Fully-Diluted Basis as of and immediately after the Closing.  The number of shares of YzApp Stock to be received by the Shareholder is listed opposite the Shareholder's name on Annex A and is referred to herein as the “Shares”.

The exchange of New Resources Stock for YzApp is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

The Board of Directors of each of YzApp and New Resources has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
 Exchange of Shares

1.1.

Exchange by the Shareholder.

At the Closing, the Shareholder shall sell, transfer, convey, assign and deliver to YzApp its New Resources Stock free and clear of all Liens in exchange for the YzApp Stock listed on Annex A opposite the Shareholder's name.

1.2.

Closing.

The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, Washington, DC, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II
 Representations and Warranties of Shareholder

The Shareholder hereby represents and warrants to YzApp as follows:

2.1.

Good Title.

The Shareholder is the record and beneficial owner, and has and shall transfer at the Closing good and marketable title to its New Resources Stock shown as owned of record by Shareholder on Annex A hereto, with the right and authority to sell and deliver such New Resources Stock.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of YzApp as the new owner of such New Resources Stock, YzApp will receive good title to such New Resources Stock, free and clear of all Liens.

2.2.

Pre-emptive Rights.

The Shareholder has no pre-emptive rights or any other rights to acquire any New Resources Stock that have not been waived or exercised.

2.3.

Organization.

The Shareholder is duly organized and validly existing in its jurisdiction of organization.

2.4.

Power and Authority.

The Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

2.5.

No Conflicts.

The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.6.

Litigation.

There is no pending proceeding against such Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.7.

No Finder's Fee.

The Shareholder has not created any obligation for any finder's, investment banker's or broker's fee in connection with the Transactions.

2.8.

Purchase Entirely for Own Account.

The YzApp Stock proposed to be acquired by the Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the YzApp Stock, except in compliance with applicable securities laws.

2.9.

Available Information.

The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in YzApp and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the YzApp Stock.

2.10.

Non-Registration.

The Shareholder understands that the YzApp Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder's representations as expressed herein.  The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the YzApp Stock in accordance with YzApp's charter documents or the laws of its jurisdiction of incorporation.

2.11.

Restricted Securities.

The Shareholder understands that the YzApp Stock is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the YzApp Stock would be acquired in a transaction not involving a public offering.  The Shareholder further acknowledges that if the YzApp Stock is issued to the Shareholder in accordance with the provisions of this Agreement, such YzApp Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.12.

Accredited Investor.

The Shareholder is an “accredited investor” within the meaning of Rule 501 under the Securities Act and the Shareholder was not organized for the specific purpose of acquiring the YzApp Stock.

2.13.

Regulation S.

No offer to enter into this Agreement has been made by YzApp to the Shareholder in the United States.  Neither the Shareholder nor any of its respective affiliate or any person acting on its behalf or on behalf of any such affiliate, has engaged or will engage in any activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for the YzApp Stock, including, but not limited to, effecting any sale or short sale of securities, prior to the expiration of any restricted period contained in Regulation S promulgated under the Securities Act (any such activity being defined herein as a “Directed Selling Effort”).  To the best knowledge of the Shareholder, this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the YzApp Stock is being acquired for investment purposes by the Shareholder.  The Shareholder agrees that all offers and sales of the YzApp Stock from the date hereof and through the expiration of any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons (within the meaning of Regulation S) or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the Securities Act.   Neither the Shareholder or any of its  representatives has conducted any Directed Selling Effort as that term is used and defined in Rule 902 of Regulation S and neither of them nor any of their respective representatives will engage in any such Directed Selling Effort within the United States through the expiration of any restricted period set forth in Rule 903 of Regulation S.

2.14.

Legends.

It is understood that the YzApp Stock will bear the following legend or one that is substantially similar to the following legend:

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

Additionally, the YzApp Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

2.15.

Opinion.

The Shareholder shall not transfer any or all of the YzApp Stock pursuant to Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of Shareholder's YzApp Stock, without first providing YzApp with an opinion of counsel (which counsel and opinion are reasonably satisfactory to YzApp) to the effect that such transfer will be made in compliance with Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

2.16.

Consent.

Shareholder understands and acknowledges that YzApp may refuse to transfer the YzApp Stock, unless Shareholder complies with this Section 2.17 and any other restrictions on transferability set forth in Annexes C and D.  The Shareholder consents to YzApp making a notation on its records or giving instructions to any transfer agent of YzApp's common stock in order to implement the restrictions on transfer or transfer upon conversion of the YzApp Stock.

2.17.

Disclosure.

This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Shareholder in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III
 Representations and Warranties of the New Resources Companies

Subject to the exceptions set forth in the New Resources Disclosure Letter (regardless of whether or not the New Resources Disclosure Letter is referenced below with respect to any particular representation or warranty), the New Resources Companies represent and warrant as follows to YzApp.

3.1.

Organization, Standing and Power.

Each of the New Resources Companies  is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on any of the New Resources Companies, a material adverse effect on the ability of any of the New Resources Companies to perform their obligations under this Agreement or on the ability of any of the New Resources Companies to consummate the Transactions (a “New Resources Material Adverse Effect”).  Each of the New Resources Companies is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a New Resources Material Adverse Effect.  New Resources has delivered to YzApp true and complete copies of the New Resources Constituent Instruments, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2.

New Resources Subsidiaries; Equity Interests.

(a)

New Resources owns 100% of the outstanding capital stock of WFOE, which in turn owns 100% of the outstanding capital stock of Daqing Shuaiyi and of Harbin Shuaiyi.  All of such outstanding shares of capital stock have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned as set forth above free and clear of all Liens.

(b)

Except for its interests in WFOE, Daqing Shuaiyi and Harbin Shuaiyi, New Resources does not as of the date of this Agreement own, directly or indirectly, any capital stock or other securities of, or have any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

3.3

Capital Structure.

The issued and outstanding capital stock of New Resources consists of 50,000 ordinary shares.  Except as set forth above, no shares of capital stock or other voting securities of New Resources are issued, reserved for issuance or outstanding.  New Resources is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries.  All outstanding shares of the capital stock of New Resources and each of its subsidiaries are validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the British Virgin Islands, the New Resources Constituent Instruments or any Contract to which New Resources is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of New Resources or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of New Resources Stock or the capital stock of any of its subsidiaries may vote (“Voting New Resources Debt”).  As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which New Resources or any of its subsidiaries is a party or by which any of them is bound (a) obligating New Resources or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, New Resources or any of its subsidiaries or any Voting New Resources Debt, (b) obligating New Resources or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of New Resources or of any of its subsidiaries.  As of the date of this Agreement, there are not any outstanding contractual obligations of New Resources to repurchase, redeem or otherwise acquire any shares of capital stock of New Resources.

3.4.

Authority; Execution and Delivery; Enforceability.

The New Resources Companies have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by the New Resources Companies of this Agreement and the consummation by the New Resources Companies of the Transactions have been duly authorized and approved by the Board of Directors of the New Resources Companies and no other corporate proceedings on the part of the New Resources Companies are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against the New Resources Companies in accordance with its terms.

3.5.

No Conflicts; Consents.

(a)

The execution and delivery by the New Resources Companies of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the New Resources Companies under, any provision of (i) the New Resources Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which each of the New Resources Companies is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to the New Resources Companies or their respective properties or assets, including without limitation, the New Resources Stock, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a New Resources Material Adverse Effect.

(b)

Except as set forth in the New Resources Disclosure Letter and for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the New Resources Companies in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6.

Taxes.

(a)

Each of the New Resources Companies has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a New Resources Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a New Resources Material Adverse Effect.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the New Resources Companies know of no basis for any such claim.

(b)

The New Resources Financial Statements reflect an adequate reserve for all Taxes payable by the New Resources Companies (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against New Resources or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a New Resources Material Adverse Effect.

3.7.

Benefit Plans.

(a)

Except as set forth in the New Resources Disclosure Letter, the New Resources Companies do not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the New Resources Companies (collectively, “New Resources Benefit Plans”).  As of the date of this Agreement there are not any severance or termination agreements or arrangements between the New Resources Companies and any current or former employee, officer or director of the New Resources Companies, nor do the New Resources Companies have any general severance plan or policy.

(b)

Since December 31, 2007, there has not been any adoption or amendment in any material respect by the New Resources Companies of any New Resources Benefit Plan.

(c)

Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of the New Resources Companies, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the New Resources Companies, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual.  No agreement, arrangement or other contract of the New Resources Companies provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the New Resources Companies.

3.8.

Litigation.

There is no Action against or affecting the New Resources Companies or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a New Resources Material Adverse Effect.  Neither the New Resources Companies, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under central or provincial securities laws or a claim of breach of fiduciary duty.

3.9.

Compliance with Applicable Laws.

Except as would not have a New Resources Material Adverse Effect, the business and operations of any of the New Resources Companies have been and are being conducted in accordance with all applicable foreign, federal, state and local laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations and awards of all courts and governmental agencies and instrumentalities.  Except as would not have a New Resources Material Adverse Effect, the New Resources Companies are not, and are not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of the New Resources Companies' charter documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which any of the New Resources Companies are a party or by which any of the New Resources Companies' properties, assets or rights are bound or affected.  To the best knowledge of the New Resources Companies, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which any of the New Resources Companies are a party are (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof.  The New Resources Companies are not subject to any obligation or restriction of any kind or character, nor are there, to the knowledge of the New Resources Companies, any event or circumstance relating to the New Resources Companies that materially and adversely affects in any way their business, properties, assets or prospects or that would prevent or make burdensome their performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.  This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

3.10.

Brokers; Schedule of Fees and Expenses.

Except as disclosed in the New Resources Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the New Resources Companies.

3.11.

Contracts.

Except as disclosed in the New Resources Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the New Resources Companies taken as a whole.  None of the New Resources Companies are in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which they are a party or by which they or any of their properties or assets are bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a New Resources Material Adverse Effect.

3.12.

Title to Properties.

Except as set forth in the New Resources Disclosure Letter, none of the New Resources Companies own any real property.  The New Resources Companies have sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which the New Resources Companies have leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the New Resources Companies to conduct business as currently conducted.

3.13.

Intellectual Property.

Each of the New Resources Companies own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of the New Resources Companies taken as a whole.  The New Resources Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the businesses of the New Resources Companies taken as a whole.  There are no claims pending or, to the knowledge of any of the New Resources Companies, threatened that any of the New Resources Companies are infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the best knowledge of the New Resources Companies, no person is infringing the rights of the New Resources Companies with respect to any Intellectual Property Right.

3.14.

Labor Matters.

There are no collective bargaining or other labor union agreements to which any of the New Resources Companies is a party or by which any of them is bound.  No material labor dispute exists or, to the best knowledge of the New Resources Companies, is imminent with respect to any of the employees of the New Resources Companies.

3.15.

Financial Statements.

New Resources has delivered to YzApp its unaudited financial statements for the period from March 13, 2008 (date of inception) through September 30, 2008 and the audited consolidated financial statements of Heilongjiang Shuaiyi for the fiscal years ended December 31, 2007 and 2006 and its unaudited financial statements for the nine months ended September 30, 2008 and September 30, 2007 (collectively, the “New Resources Financial Statements”).  The New Resources Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated.  The New Resources Financial Statements fairly present in all material respects the financial condition and operating results of New Resources, as of the dates, and for the periods, indicated therein.  New Resources does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to September 30, 2008, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the New Resources Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a New Resources Material Adverse Effect.

3.16.

Insurance.

Except as set forth in the New Resources Disclosure Letter, the New Resources Companies are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the New Resources Companies are engaged and in the geographic areas where they engage in such businesses.  The New Resources Companies have no reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the New Resources Companies respective lines of business.

3.17.

Transactions with Affiliates and Employees.

Except as set forth in the New Resources Disclosure Letter, no officer, director or stockholder of any of the New Resources Companies or any affiliate or “associate” (as such term are defined in Rule 405 of the SEC under the Securities Act) of any such person, have or have had, either directly or indirectly, (1) an interest in any person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the New Resources Companies, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish any New Resources  Companies any goods or services; or (2) a beneficial interest in any contract or agreement to which the New Resources Companies are a party or by which they may be bound or affected.

3.18.

Internal Accounting Controls.

The New Resources Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Each of the New Resources Companies has established disclosure controls and procedures for its company and designed such disclosure controls and procedures to ensure that material information relating to the New Resources Companies are made known to the officers by others within those entities.  The officers of each of the New Resources Companies have evaluated the effectiveness of the New Resources Companies' controls and procedures.  Since September 30, 2008, there have been no significant changes in the New Resources Companies' internal controls or, to each of the New Resources Companies' best knowledge, in other factors that could significantly affect the New Resources Companies' internal controls.

3.19.

Governmental Inquiries.

The New Resources Companies have provided to YzApp a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by the New Resources Companies from any Governmental Entity, and the New Resources Companies' response thereto, and each material written statement, report or other document filed by the New Resources Companies with any Governmental Entity.

3.20.

Solvency.

Based on the financial condition of the New Resources Companies as of the Closing Date (and assuming that the Closing shall have occurred), (a) New Resources' fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of New Resources' existing debts and other liabilities (including known contingent liabilities) as they mature, (b) New Resources' assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by New Resources, and projected capital requirements and capital availability thereof, and (c) the current cash flow of New Resources, together with the proceeds New Resources would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  New Resources does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

3.21.

Application of Takeover Protections.

New Resources has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the New Resources Constituent Instruments or the laws of its  jurisdiction of organization that is or could become applicable to the Shareholder as a result of the Shareholder and New Resources fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder's ownership of the Shares.

3.22.

No Additional Agreements.

None of the New Resources Companies have any agreement or understanding with the Shareholder with respect to the Transactions other than as specified in this Agreement.

3.23.

Investment Company.

Each of the New Resources Companies is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.24.

Disclosure.

Each of the New Resources Companies confirms that neither it nor any person acting on its behalf has provided the Shareholder or its agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by YzApp under a current report on Form 8-K filed within four business days after the Closing.  The New Resources Companies understand and confirm that the Shareholder will rely on the foregoing representations and covenants in effecting transactions in securities of New Resources.  All disclosure provided to YzApp regarding the New Resources Companies, their business and the Transactions, furnished by or on behalf of the New Resources Companies (including the New Resources Companies' representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.25.

Information Supplied.

None of the information supplied or to be supplied by the New Resources Companies for inclusion or incorporation by reference in the 14f-1 Notice, at the date it is first mailed to YzApp's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.26.

Absence of Certain Changes or Events.

Except as disclosed in the New Resources Financial Statements or in the New Resources Disclosure Letter, from September 30, 2008 to the date of this Agreement, the New Resources Companies have conducted their business only in the ordinary course, and during such period there has not been:

(a)

any change in the assets, liabilities, financial condition or operating results of the New Resources Companies, except changes in the ordinary course of business that have not caused, in the aggregate, a New Resources Material Adverse Effect;

(b)

any damage, destruction or loss, whether or not covered by insurance, that would have a New Resources Material Adverse Effect;

(c)

any waiver or compromise by any of the New Resources Companies of a valuable right or of a material debt owed to it;

(d)

any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by any of the New Resources Companies, except in the ordinary course of business and the satisfaction or discharge of which would not have a New Resources Material Adverse Effect;

(e)

any material change to a material Contract by which any of the New Resources Companies or any of their respective assets is bound or subject;

(f)

any mortgage, pledge, transfer of a security interest in, or lien, created by any of the New Resources Companies, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair any of the New Resources Companies' ownership or use of such property or assets;

(g)

any loans or guarantees made by any of the New Resources Companies to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business;

(h)

any alteration of the New Resources Companies' method of accounting or the identity of its auditors;

(i)

any declaration or payment of dividend or distribution of cash or other property to the Shareholder or any purchase, redemption or agreements to purchase or redeem any New Resources Stock;

(j)

any issuance, sale, disposition or encumbrance of equity securities to any officer, director or affiliate, except pursuant to existing New Resources stock option plans, or any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; or

(k)

any arrangement or commitment by any of the New Resources Companies to do any of the things described in this Section 3.26.

3.27.

No Undisclosed Events, Liabilities, Developments or Circumstances.

No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to any of the New Resources Companies, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by the New Resources Companies under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by New Resources of its New Resources Stock and which has not been publicly announced.  All debts, obligations or liabilities with respect to directors and officers of the New Resources Companies will be cancelled prior to the Closing.

3.28.

Foreign Corrupt Practices.

None of the New Resources Companies, nor, to the New Resources Companies' best knowledge, any director, officer, agent, employee or other person acting on behalf of any of the New Resources Companies has, in the course of its actions for, or on behalf of, any of the New Resources Companies (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.29.

Environmental and Safety Matters.

Except as set forth in the New Resources Disclosure Letter and except as would not have a New Resources Material Adverse Effect:

(a)

The New Resources Companies have at all time been and are in compliance with all Environmental Laws applicable to the New Resources Companies.

(b)

There are no Actions pending or threatened against the New Resources Companies alleging the violation of any Environmental Law or environmental permit applicable to the New Resources Companies or alleging that the New Resources Companies are potentially responsible parties for any environmental site contamination.

(c)

Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Entity or third parties under any Law or other requirement relating to the environment, natural resources, or public or employee health and safety (“Environmental Laws”) applicable to the New Resources Companies.

ARTICLE IV
 Representations and Warranties of YzApp

Subject to the exceptions set forth in the YzApp Disclosure Letter (regardless of whether or not the YzApp Disclosure Letter is referenced below with respect to any particular representation or warranty), YzApp represents and warrants as follows to the Shareholder and the New Resources Companies.

4.1.

Organization, Standing and Power.

YzApp is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on YzApp, a material adverse effect on the ability of YzApp to perform its obligations under this Agreement or on the ability of YzApp to consummate the Transactions (a “YzApp Material Adverse Effect”).  YzApp is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a YzApp Material Adverse Effect.  YzApp has delivered to New Resources true and complete copies of the YzApp Charter and the YzApp Bylaws.

4.2.

Subsidiaries; Equity Interests.  Except as set forth in the YzApp Disclosure Letter,

YzApp does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3.

Capital Structure.

The authorized capital stock of YzApp consists of 50,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share, of which 1,000,000 shares have been designated as “Series A Voting Convertible Preferred Stock” (the “Series A Preferred Stock”).  The number of shares of YzApp's common stock and preferred stock issued and outstanding is set forth in the YzApp Disclosure Letter.  No shares of YzApp's common stock or preferred stock are held by YzApp in its treasury.  Except as set forth in the YzApp Disclosure Letter, no shares of capital stock or other voting securities of YzApp were issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of YzApp are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the YzApp Charter, the YzApp Bylaws or any Contract to which YzApp is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of YzApp having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of YzApp's common stock may vote (“Voting YzApp Debt”).  Except as set forth in the YzApp Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which YzApp is a party or by which it is bound (a) obligating YzApp to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, YzApp or any Voting YzApp Debt, (b) obligating YzApp to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of YzApp.  As of the date of this Agreement, there are not any outstanding contractual obligations of YzApp to repurchase, redeem or otherwise acquire any shares of capital stock of YzApp.  Except as set forth in the YzApp Disclosure Letter, YzApp is not a party to any agreement granting any securityholder of YzApp the right to cause YzApp to register shares of the capital stock or other securities of YzApp held by such securityholder under the Securities Act.  The stockholder list provided to New Resources is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the YzApp's common stock.

4.4.

Authority; Execution and Delivery; Enforceability.

The execution and delivery by YzApp of this Agreement and the consummation by YzApp of the Transactions have been duly authorized and approved by the Board of Directors of YzApp and no other corporate proceedings on the part of YzApp are necessary to authorize this Agreement and the Transactions.  This Agreement constitutes a legal, valid and binding obligation of YzApp, enforceable against YzApp in accordance with the terms hereof.

4.5.

No Conflicts; Consents.

(a)

The execution and delivery by YzApp of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of YzApp under, any provision of (i) the YzApp Charter or YzApp Bylaws, (ii) any material Contract to which YzApp is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material judgment, order or decree or material Law applicable to YzApp or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a YzApp Material Adverse Effect.

(b)

No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to YzApp in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the filing with the SEC of the 14f-1 Notice and filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

4.6.

SEC Documents; Undisclosed Liabilities.

(a)

YzApp has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 2, 2004 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SEC Reports”).

(b)

As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of YzApp included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of YzApp and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)

Except as set forth in the SEC Reports or in the YzApp Disclosure Letter, YzApp has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of YzApp or in the notes thereto.  There are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the parent) due after the date hereof.  All liabilities of YzApp shall have been paid off and shall in no event remain liabilities of YzApp, New Resources or the Shareholder following the Closing.

4.7.

Information Supplied.

None of the information supplied or to be supplied by YzApp for inclusion or incorporation by reference in the 14f-1 Notice will, at the date it is first mailed to YzApp's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.8.

Absence of Certain Changes or Events.

Except as set forth in the YzApp Disclosure Letter, from the date of the most recent audited financial statements of YzApp (the “YzApp Financial Statements”) to the date of this Agreement, YzApp has conducted its business only in the ordinary course, and during such period there has not been:

(a)

any change in the assets, liabilities, financial condition or operating results of YzApp from that reflected in the YzApp Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a YzApp Material Adverse Effect;

(b)

any damage, destruction or loss, whether or not covered by insurance, that would have a YzApp Material Adverse Effect;

(c)

any waiver or compromise by YzApp of a valuable right or of a material debt owed to it;

(d)

any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by YzApp, except in the ordinary course of business and the satisfaction or discharge of which would not have a YzApp Material Adverse Effect;

(e)

any material change to a material Contract by which YzApp or any of its assets is bound or subject;

(f)

any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)

any resignation or termination of employment of any officer of YzApp;

(h)

any mortgage, pledge, transfer of a security interest in or lien created by YzApp with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair YzApp's ownership or use of such property or assets;

(i)

any loans or guarantees made by YzApp to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)

any declaration, setting aside or payment or other distribution in respect of any of YzApp's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by YzApp;

(k)

any alteration of YzApp's method of accounting or the identity of its auditors;

(l)

any issuance of equity securities to any officer, director or affiliate, except pursuant to existing YzApp stock option plans; or

(m)

any arrangement or commitment by YzApp to do any of the things described in this Section 4.8.

4.9.

Taxes.

(a)

Except as set forth in the YzApp Disclosure Letter, YzApp has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a YzApp Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a YzApp Material Adverse Effect.

(b)

The YzApp Financial Statements reflect an adequate reserve for all Taxes payable by YzApp (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against YzApp, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a YzApp Material Adverse Effect.

(c)

There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of YzApp.  YzApp is not bound by any agreement or Lien under which YzApp could become liable for a tax liability of any person other than YzApp.

4.10.

Absence of Changes in Benefit Plans.

From the date of the YzApp Financial Statements to the date of this Agreement, there has not been any adoption or amendment in any material respect by YzApp of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of YzApp (collectively, “YzApp Benefit Plans”).  As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between YzApp and any current or former employee, officer or director of YzApp, nor does YzApp have any general severance plan or policy.

4.11.

ERISA Compliance; Excess Parachute Payments.

YzApp does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other YzApp Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of YzApp.

4.12.

Litigation.

There is no Action against or affecting YzApp or any subsidiary or any of their respective properties pending or, to the best knowledge of YzApp, currently threatened, which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a YzApp Material Adverse Effect.  Neither YzApp nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.13.

Compliance with Applicable Laws.

YzApp is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a YzApp Material Adverse Effect.  YzApp has not received any written communication during the past two years from a Governmental Entity that alleges that YzApp is not in compliance in any material respect with any applicable Law.  YzApp is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a YzApp Material Adverse Effect.  This Section 4.13 does not relate to matters with respect to Taxes, which are the subject of Section 4.9.

4.14.

Contracts.

Except as set forth in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of YzApp taken as a whole.  YzApp is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a YzApp Material Adverse Effect.

4.15.

Title to Properties.

YzApp has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which YzApp has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of YzApp to conduct business as currently conducted.  YzApp has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  YzApp enjoys peaceful and undisturbed possession under all such material leases.

4.16.

Intellectual Property.

YzApp does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights.  No claims are pending or, to the knowledge of YzApp, threatened that YzApp is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.17.

Labor Matters.

There are no collective bargaining or other labor union agreements to which YzApp is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of YzApp, is imminent with respect to any of the employees of YzApp.

4.18.

Market Makers.

YzApp has at least three market makers for its common shares and has received no notice that such market makers have not obtained all permits and made all filings necessary in order for such market makers to continue as market makers of YzApp.

4.19.

Transactions With Affiliates and Employees.

Except as set forth in the SEC Reports, none of the officers or directors of YzApp and, to the knowledge of YzApp, none of the employees of YzApp is presently a party to any transaction with YzApp or any subsidiary (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of YzApp, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.20.

Internal Accounting Controls.

YzApp maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  YzApp has established disclosure controls and procedures for YzApp and designed such disclosure controls and procedures to ensure that material information relating to YzApp is made known to the officers by others within those entities.  YzApp's officers have evaluated the effectiveness of YzApp's controls and procedures.  Since September 30, 2008, there have been no significant changes in YzApp's internal controls or, to YzApp's knowledge, in other factors that could significantly affect YzApp's internal controls.

4.21.

Solvency.

Based on the financial condition of YzApp as of the Closing Date (and assuming that the Closing shall have occurred), (a) YzApp's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of YzApp's existing debts and other liabilities (including known contingent liabilities) as they mature, (b) YzApp's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by YzApp, and projected capital requirements and capital availability thereof, and (c) the current cash flow of YzApp, together with the proceeds YzApp would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  YzApp does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4.22.

Application of Takeover Protections.

YzApp has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the YzApp's charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholder as a result of the Shareholder and YzApp fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder's ownership of the Shares.

4.23.

No Additional Agreements.

YzApp does not have any agreement or understanding with the Shareholder with respect to the Transactions other than as specified in this Agreement.

4.24.

Investment Company.

YzApp is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.25.

Disclosure.

YzApp confirms that neither it nor any person acting on its behalf has provided the Shareholder or its agents or counsel with any information that YzApp believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by YzApp under a current report on Form 8-K filed within four business days after the Closing.  YzApp understands and confirms that the Shareholder will rely on the foregoing representations and covenants in effecting transactions in securities of YzApp.  All disclosure provided to the Shareholder regarding YzApp, its business and the Transactions, furnished by or on behalf of YzApp (including YzApp's representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.26.

Certain Registration Matters.

Except as set forth in the YzApp Disclosure Letter, YzApp has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of YzApp registered with the SEC or any other governmental authority that have not been satisfied.

4.27.

Listing and Maintenance Requirements.

YzApp is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the YzApp Stock on the trading market on which the YzApp Stock are currently listed or quoted.  The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the YzApp Stock are currently listed or quoted, and no approval of the stockholders of YzApp is required for YzApp to issue and deliver to the Shareholder the Shares contemplated by this Agreement.

4.28.

No Undisclosed Events, Liabilities, Developments or Circumstances.

Except as set forth in the YzApp Disclosure Letter, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to YzApp, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by YzApp under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by YzApp of its common stock and which has not been publicly announced.

4.29.

Foreign Corrupt Practices.

Neither YzApp, nor to YzApp's knowledge, any director, officer, agent, employee or other person acting on behalf of YzApp has, in the course of its actions for, or on behalf of, YzApp (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE V
 Deliveries

5.1.

Deliveries of the Shareholder.

(a)

Concurrently herewith the Shareholder is delivering to YzApp and New Resources this Agreement executed by the Shareholder.

(b)

At or prior to the Closing, the Shareholder shall deliver to YzApp:

(i)

certificate(s) representing its New Resources Stock; and

(ii)

a duly executed instrument of transfer for transfer by the Shareholder of its New Resources Stock to YzApp.

5.2.

Deliveries of YzApp.

(a)

Concurrently herewith, YzApp is delivering New Resources and to the Shareholder, a copy of this Agreement executed by YzApp.

(b)

At or prior to the Closing, YzApp shall deliver to New Resources:

(i)

a certificate from YzApp, signed by its Secretary or Assistant Secretary, certifying that the attached copies of the YzApp Charter, YzApp Bylaws and resolutions of the Board of Directors of YzApp approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect;

(ii)

a certificate of good standing of YzApp dated within five (5) business days of Closing issued by the Secretary of State of Nevada;

(iii)

a legal opinion from YzApp's counsel in form and substance reasonably satisfactory to the New Resources Companies, the Shareholder and YzApp, as required by Section 6.1(j) below.

(iv)

a letter of resignation from Eugene M. Weiss resigning from all offices he holds with YzApp effective upon the Closing and from his position as a director of YzApp that will automatically become effective upon the tenth (10th) day following the mailing of the 14f-1 Notice by YzApp to its stockholders;

(v)

evidence of the election of Lianyun Han as the Chairperson, Chief Executive Officer and President of YzApp and Xianfeng Han as the Chief Financial Officer of YzApp, effective as of the Closing; and of Chunming Zhang, Nana Jiang, Xi Zhu and John Jing Zhang as directors of YzApp, effective upon the resignation of Eugene M. Weiss on the tenth (10th) day following the mailing of the 14f-1 Notice by YzApp to its stockholders;

(vi)

such pay-off letters and releases relating to liabilities of YzApp as New Resources shall request, in form and substance satisfactory to New Resources;

(vii)

the results of UCC, judgment lien and tax lien searches with respect to YzApp, the results of which indicate no liens on the assets of YzApp;

(viii)

a duly executed release by the current directors and officers of YzApp and Allied China Investments, LLC, in favor of YzApp, the New Resources Companies and the Shareholder, in form and substance satisfactory to New Resources; and

(c)

Within 5 business days following the Closing, YzApp shall deliver to the Shareholder a certificate representing the Shares issued to the Shareholder as set forth on Annex A.

5.3.

Deliveries of the New Resources Companies.

(a)

Concurrently herewith, the New Resources Companies are delivering to YzApp and the Shareholder this Agreement executed by the New Resources Companies.

(b)

At or prior to the Closing, New Resources shall deliver to YzApp a certificate from New Resources, signed by its authorized officer certifying that the attached copies of the New Resources Constituent Instruments and resolutions of the Board of Directors of New Resources approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(c)

At Closing, New Resources shall deliver to YzApp and Allied China Investments, LLC a legal opinion from New Resources' legal counsel in the People's Republic of China, as required by Section 6.2(i) below.

ARTICLE VI
 Conditions to Closing

6.1.

YzApp Conditions Precedent.

The obligations of the Shareholder and the New Resources Companies to enter into and complete the Closing are subject, at the option of the Shareholder and the New Resources Companies, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Shareholder and the New Resources Companies in writing.

(a)

Representations and Covenants.  The representations and warranties of YzApp contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  YzApp shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by YzApp on or prior to the Closing Date.  YzApp shall have delivered to the Shareholder and New Resources a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of New Resources or the Shareholder, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of YzApp.

(c)

No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since July 31, 2007 which has had or is reasonably likely to cause a YzApp Material Adverse Effect.

(d)

Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of YzApp, on a Fully-Diluted Basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to New Resources and the Shareholder.

(e)

SEC Reports.  YzApp shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.  In addition, YzApp shall have filed the Annual Report for the fiscal year ended July 31, 2008 with the SEC.

(f)

OTCBB Quotation.  YzApp shall have maintained its status as a company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

(g)

No Suspensions of Trading in YzApp Stock; Listing.  Trading in the YzApp Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding YzApp) at any time since the date of execution of this Agreement, and the YzApp Stock shall have been at all times since such date listed for trading on a trading market.

(h)

Satisfactory Completion of Due Diligence.  New Resources and the Shareholder shall have completed their legal, accounting and business due diligence of YzApp and the results thereof shall be satisfactory to New Resources and the Shareholder in their sole and absolute discretion.

(i)

Deliveries.  The deliveries specified in Section 5.2 shall have been made by YzApp.

(j)

Delivery of Legal Opinion from YzApp's Counsel.  YzApp shall have received an opinion from its legal counsel in form and substance reasonably satisfactory to the  New Resources Companies, the Shareholder and YzApp.

(k)

Filing of Certificate of Designation.  YzApp shall have filed with the Secretary of State of the State of Nevada a Certificate of Designation setting forth the voting powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations and restrictions of the Series A Preferred Stock, in form and substance mutually agreed upon by the Parties.

6.2.

Shareholder and New Resources Conditions Precedent.

The obligations of YzApp to enter into and complete the Closing is subject, at the option of YzApp, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by YzApp in writing.

(a)

Representations and Covenants.  The representations and warranties of the Shareholder and the New Resources Companies contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Shareholder and the New Resources Companies shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholder and the New Resources Companies on or prior to the Closing Date.  The Shareholder and New Resources shall have each delivered to YzApp a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of YzApp, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the New Resources Companies.

(c)

No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2007 which has had or is reasonably likely to cause a New Resources Material Adverse Effect.

(d)

Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of YzApp, on a Fully-Diluted Basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to YzApp.

(e)

Satisfactory Completion of Due Diligence.  YzApp shall have completed its legal, accounting and business due diligence of the New Resources Companies and the Shareholder and the results thereof shall be satisfactory to YzApp in its sole and absolute discretion.

(f)

Deliveries.  The deliveries specified in Section 5.1 and Section 5.3 shall have been made by the Shareholder and the New Resources Companies, respectively.

(g)

Delivery of Audit Report and Financial Statements.  New Resources shall have completed the New Resources Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board.  The form and substance of the New Resources Financial Statements shall be satisfactory to YzApp in its sole and absolute discretion.

(h)

Audited Financial Statements and Form 10 Disclosure.  New Resources shall have provided YzApp and the Shareholder with reasonable assurances that YzApp will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite financial statements of the New Resources Companies and the requisite Form 10-type disclosure regarding the New Resources Companies.

(i)

Delivery of PRC Legal Opinion.  New Resources and YzApp shall have received an opinion from New Resources' legal counsel in the People's Republic of China addressed to the New Resources Companies, YzApp and the Shareholder that confirms the legality under Chinese laws of the restructuring being effected by the New Resources Companies in connection with the Transactions and the enforceability of this Agreement and that is otherwise satisfactory to the New Resources Companies, the Shareholder and YzApp.

ARTICLE VII
 Covenants

7.1.

Preparation of the 14f-1 Notice; Blue Sky Laws.

(a)

As soon as possible following the date of this Agreement, and in any event, within four (4) business days hereafter, New Resources and YzApp shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement.  YzApp shall cause the 14f-1 Notice to be mailed to its stockholders as promptly as practicable thereafter.

(b)

YzApp shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the YzApp Stock in connection with this Agreement.

7.2.

Public Announcements.

YzApp and New Resources will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

7.3.

Fees and Expenses.

All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

7.4.

Continued Efforts.

Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

7.5.

Exclusivity.

YzApp shall not (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of YzApp, or any assets of YzApp (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  YzApp shall notify New Resources immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

7.6.

Filing of 8-K and Press Release.

YzApp shall file, within four (4) business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of New Resources and the requisite Form 10 disclosure regarding New Resources.  In addition, YzApp shall issue a press release prior to 9:30 a.m. (New York Time) on the business day following the Closing Date, announcing the closing of the Transactions.

7.7.

Furnishing of Information.

As long as the Shareholder owns the Shares, YzApp covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by YzApp after the date hereof pursuant to the Exchange Act.  As long as the Shareholder owns the Shares, if YzApp is not required to file reports pursuant to such laws, it will prepare and furnish to the Shareholder and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Shareholder to sell Shares under Rule 144.  YzApp further covenants that it will take such further action as the Shareholder or any subsequent holder of Shares may reasonably request, all to the extent required from time to time to enable such person to sell Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

7.8.

Access.

Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

7.9.

Preservation of Business.

From the date of this Agreement until the Closing Date, each of New Resources and YzApp shall operate only in the ordinary and usual course of business consistent with its past practices (provided, however, that YzApp shall not issue any securities without the prior written consent of New Resources), and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

ARTICLE VIII
 Miscellaneous

8.1.

Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to YzApp, to:

c/o Allied China Investments, LLC

570 Lexington Avenue

New York, New York 10022

Attention: John Fletcher

Facsimile: (212) 702-6602

With a copy to:

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Attention: Richard A. Friedman, Esq.

Facsimile: (212) 930-9725

If to New Resources, to:

7/F Jinhua Mansion

41 Hanguang Street

Nangang District, Harbin, China 150080

Attention: Yudi Zhao

Facsimile: +86-451-82287746

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA 94105-2228

Attention: Scott C. Kline, Esq.

Facsimile: (415) 983-1200

If to the Shareholder at the address set forth in Annex A hereto.

8.2.

Amendments; Waivers; No Additional Consideration.

No provision of this Agreement may be waived or amended except in a written instrument signed by the New Resources Companies, YzApp and the Shareholder.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.  No consideration shall be offered or paid to the Shareholder to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all shareholders who then hold any of the Shares.

8.3.

Replacement of Securities.

If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, YzApp shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to YzApp of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.  If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, YzApp may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

8.4.

Remedies.

In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholder, YzApp and the New Resources Companies will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

8.5.

Limitation of Liability.

Notwithstanding anything herein to the contrary, each of YzApp and the New Resources Companies acknowledges and agrees that the liability of the Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of the Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of the Shareholder or any investor, shareholder or holder of shares of beneficial interest of the Shareholder shall be personally liable for any liabilities of the Shareholder.

8.6.

Interpretation.

When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

8.7.

Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.8.

Counterparts; Facsimile Execution.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

8.9.

Entire Agreement; Third Party Beneficiaries.

This Agreement, taken together with the New Resources Disclosure Letter and YzApp Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

8.10.

Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

8.11.

Survival.

Each of the representations and warranties made herein by YzApp, the New Resources Companies and the Shareholder shall survive the Closing for a period terminating twenty-four months after the date of the Closing.

8.12.

Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

YZAPP INTERNATIONAL INC.

By: /s/ Eugene M. Weiss

Name: Eugene M. Weiss

Title: President

NEW ZEALAND WAYNE'S NEW RESOURCES DEVELOPMENT CO., LTD.

By: /s/ Libo Ma

Name: Libo Ma

Title: Director

HEILONGJIANG SHUAIYI NEW ENERGY DEVELOPMENT  CO., LTD.

By: /s/ Lianyun Han

Name: Lianyun Han

Title: Chairwoman & CEO

DAQING SHUAIYI BIOTECH CO., LTD.

By: /s/ Weihan Zhang

Name: Weihan Zhang

Title: CEO

HARBIN SHUAIYI BIOTECH GREEN & SPECIALTY FOOD TRADING CO., LTD.

By: /s/ Weihan Zhang

 Name: Weihan Zhang

Title: CEO

[Signature Page to Share Exchange Agreement]

SHAREHOLDER:

NEW ZEALAND WAYNE'S INVESTMENTS HOLDINGS CO., LTD.

By: /s/ Libo Ma

 Name: Libo Ma

Title: Director

[Signature Page to Share Exchange Agreement]

ANNEX A

Shareholder of New Resources

Name and Address of Shareholder	Tax ID Number (if Applicable)	Number of Shares of New Resources Stock Exchanged	Percentage of Total Shares of New Resources Stock	Number of Shares of YzApp Stock Received
New Zealand WAYNE's Investments Holdings Co., Ltd. 7/F Jinhua Mansion 41 Hanguang Street Nangang District, Harbin, China 150080	N/A	50,000	100%	689,390

ANNEX B

Definitions

“14f-1 Notice” means the notice that is required to be sent to the stockholders of YzApp pursuant to Rule 14f-1 of the Exchange Act.

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Daqing Shuaiyi” has the meaning set forth in the Preamble of this Agreement.

“Directed Selling Effort” has the meaning set forth in Section 2.14 of this Agreement.

“Environmental Laws” has the meaning set forth in Section 3.29(c) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fully-Diluted Basis” shall mean the assumption that all options, warrants or other convertible securities or instruments or other rights to acquire common stock or any other existing or future classes of capital stock have been exercised or converted, as applicable, in full, regardless of whether any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Harbin Shuaiyi” has the meaning set forth in the Preamble of this Agreement.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement, restrictions on transfer, adverse claims of any nature, or other encumbrance.

“New Resources” has the meaning set forth in the Preamble of this Agreement.

“New Resources Benefit Plans” has the meaning set forth in Section 3.7 of this Agreement.

“New Resources Companies” has the meaning set forth in the Preamble of this Agreement.

“New Resources Constituent Instruments” means the Certificate of Incorporation and Memorandum and Articles of Association of New Resources and such other constituent instruments of New Resources as may exist, each as amended to the date of this Agreement.

“New Resources Disclosure Letter” means the letter delivered from New Resources to YzApp concurrently herewith.

“New Resources Financial Statements” has the meaning set forth in the Section 3.15 of this Agreement.

“New Resources Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

“New Resources Stock” has the meaning set forth in the Background Section of this Agreement.

“Party” has the meaning set forth in the Preamble of this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.6(a) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” has the meaning set forth in Section 4.3 of this Agreement.

“Shareholder” has the meaning set forth in the Preamble of this Agreement.

“Shares” has the meaning set forth in the Background Section of this Agreement.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Transactions” has the meaning set forth in Section 1.2 of this Agreement.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

“Voting YzApp Debt” has the meaning set forth in Section 4.3 of this Agreement.

“Voting New Resources Debt” has the meaning set forth in Section 3.3 of this Agreement.

“WFOE” has the meaning set forth in the Preamble of this Agreement.

“YzApp” has the meaning set forth in the Preamble of this Agreement.

“YzApp Benefit Plans” has the meaning set forth in the Section 4.10 of this Agreement.

“YzApp Bylaws” means the Bylaws of YzApp, as amended to the date of this Agreement.

“YzApp Charter” means the Articles of Incorporation of YzApp, as amended to the date of this Agreement, including, without limitation, any certificate of designation that establishes a series of preferred stock, including the Series A Preferred Stock.

“YzApp Disclosure Letter” means the letter delivered from YzApp to New Resources concurrently herewith.

“YzApp Financial Statements” has the meaning set forth in the Section 4.8 of this Agreement.

“YzApp Material Adverse Effect” has the meaning set forth in the Section 4.1 of this Agreement.

“YzApp Stock” has the meaning set forth in the Background Section of this Agreement.

ANNEX C

Accredited Investor Representations

Shareholder, indicating that it is an “accredited investor” within the meaning of Rule 501 under the Securities Act (“Accredited Investor”), further represents and warrants to YzApp as follows:

1.

Such person or entity qualifies as an Accredited Investor on the basis set forth on its signature page to this Agreement.

2.

Such person or entity has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect Shareholder's interests in connection with the transactions contemplated by this Agreement.

3.

Such person or entity has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the YzApp Stock.

4.

Such person or entity understands the various risks of an investment in the YzApp Stock and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the YzApp Stock.

5.

Such person or entity has had access to YzApp's publicly filed reports with the SEC.

6.

Such person or entity has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding YzApp that such person or entity has requested and all such public information is sufficient for such person or entity to evaluate the risks of investing in the YzApp Stock.

7.

Such person or entity has been afforded the opportunity to ask questions of and receive answers concerning YzApp and the terms and conditions of the issuance of the YzApp Stock.

8.

Such person or entity is not relying on any representations and warranties concerning YzApp made by YzApp or any officer, employee or agent of YzApp, other than those contained in this Agreement.

9.

Such person or entity is acquiring the YzApp Stock for such person's or entity's, as the case may be, own account, for investment and not for distribution or resale to others.

10.

Such person or entity will not sell or otherwise transfer the YzApp Stock, unless either (a) the transfer of such securities is registered under the Securities Act or (b) an exemption from registration of such securities is available.

11.

Such person or entity understands and acknowledges that YzApp is under no obligation to register the YzApp Stock for sale under the Securities Act.

12.

Such person or entity consents to the placement of a legend on any certificate or other document evidencing the YzApp Stock substantially in the form set forth in Section 2.14.

13.

Such person or entity represents that the address furnished on its signature page to this Agreement and in Annex A is the principal residence if he is an individual or its principal business address if it is a corporation or other entity.

14.

Such person or entity understands and acknowledges that the YzApp Stock has not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning YzApp that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

15.

Such person or entity acknowledges that the representations, warranties and agreements made by such person or entity herein shall survive the execution and delivery of this Agreement and the purchase of the YzApp Stock.

ANNEX D

Non-U.S. Person Representations

Shareholder, indicating that it is not a U.S. person, further represents and warrants to YzApp as follows:

1.

At the time of (a) the offer by YzApp and (b) the acceptance of the offer by such person or entity, of the YzApp Stock, such person or entity was outside the United States.

2.

No offer to acquire the YzApp Stock or otherwise to participate in the transactions contemplated by this Agreement was made to such person or entity or its representatives inside the United States.

3.

Such person or entity is not purchasing the YzApp Stock for the account or benefit of any U.S. person, or with a view towards distribution to any U.S. person, in violation of the registration requirements of the Securities Act.

4.

Such person or entity will make all subsequent offers and sales of the YzApp Stock either (x) outside of the United States in compliance with Regulation S; (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act.  Specifically, such person or entity will not resell the YzApp Stock to any U.S. person or within the United States prior to the expiration of a period commencing on the Closing Date and ending on the date that is one year thereafter (the “Distribution Compliance Period”), except pursuant to registration under the Securities Act or an exemption from registration under the Securities Act.

5.

Such person or entity is acquiring the YzApp Stock for Shareholder's own account, for investment and not for distribution or resale to others.

6.

Such person or entity has no present plan or intention to sell the YzApp Stock in the United States or to a U.S. person at any predetermined time, has made no predetermined arrangements to sell the YzApp Stock and is not acting as an underwriter, dealer or other person who participates, pursuant to a contractual arrangement, in the distribution of the securities offered or sold in reliance on Regulation S.

7.

Neither such person or entity, its affiliates nor any person acting on behalf of such person or entity, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the YzApp Stock at any time after the Closing Date through the Distribution Compliance Period except in compliance with the Securities Act.

8.

Such person or entity consents to the placement of a legend on any certificate or other document evidencing the the YzApp substantially in the form set forth in Section 2.14.

9.

Such person or entity is not acquiring the YzApp Stock in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

10.

Such person or entity has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such person's or entity's interests in connection with the transactions contemplated by this Agreement.

11.

Such person or entity has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the YzApp Stock.

12.

Such person or entity understands the various risks of an investment in the YzApp Stock and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the YzApp Stock.

13.

Such person or entity has had access to YzApp's publicly filed reports with the SEC.

14.

Such person or entity has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding YzApp that such person or entity has requested and all such public information is sufficient for such person or entity to evaluate the risks of investing in the YzApp Stock.

15.

Such person or entity has been afforded the opportunity to ask questions of and receive answers concerning YzApp and the terms and conditions of the issuance of the YzApp Stock.

16.

Such person or entity is not relying on any representations and warranties concerning YzApp made by YzApp or any officer, employee or agent of YzApp, other than those contained in this Agreement.

17.

Such person or entity will not sell or otherwise transfer the YzApp Stock, unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available.

18.

Such person or entity understands and acknowledges that YzApp is under no obligation to register the YzApp Stock for sale under the Securities Act.

19.

Such person or entity represents that the address furnished on its signature page to this Agreement and in Annex A is the principal residence if he is an individual or its principal business address if it is a corporation or other entity.

20.

Such person or entity understands and acknowledges that the YzApp Stock have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning YzApp that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

21.

Such person or entity acknowledges that the representations, warranties and agreements made by such person or entity herein shall survive the execution and delivery of this Agreement and the purchase of the YzApp Stock.